                         MANUFACTURING LICENSE AGREEMENT

     This Agreement is entered into as of December 30, 1994, between Truevision, Inc. ("Truevision"), an Indiana corporation, and Avid Technology, Inc. ("Avid"), a Delaware corporation.

                                    RECITALS

     The parties wish to enter into an agreement pursuant to which Avid shall have the right to manufacture and distribute computer circuit boards and other products from time to time the rights to which are owned or licensed by Truevision. The parties therefore agree as follows:

SECTION 1.      MANUFACTURING LICENSE.

  (a) LICENSE GRANT.          Truevision hereby grants to Avid a manufacturing
                   and distribution license for all products which Truevision supplies to Avid for Avid's use in incorporating such products into Avid's products whether pursuant to the Development, Manufacturing And Supply Agreement dated December 7, 1993 between Truevision and Avid, as amended and in effect from time to time, or otherwise from time to time, including, without limitation, the NuVista+, the HUB1 and HUB2 versions of Targa 2000N, Targa 2000E and Targa 2000P, LSI Compression Module and Composite A/V Module (a.k.a. CAV
                   Top) (collectively, the "Products"). Avid's rights will also include Avid's unencumbered right to purchase Truevision's proprietary parts directly from Truevision's suppliers for those Products being manufactured by Avid. All rights and licenses granted under or pursuant to this Agreement by Truevision to Avid are, and shall otherwise deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the Bankruptcy Code. The parties agree that Avid, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

  (b) DOCUMENTATION. Truevision shall deliver to Avid on execution of this
                   Agreement and as required by Avid from time to time copies of any and all designs, documentation, source code and know-how relating to Products and any modifications (including without limitation, Design Modifications as described below) and enhancements thereto necessary or desirable for the purpose of manufacturing the Product which Truevision owns or otherwise has the right to furnish to Avid, together with any valid Engineering Change Orders as they may exist from time to time (the "Manufacturing Documentation"), all for the limited purpose of allowing Avid to exercise its rights under this Agreement and to ensure that Products are manufactured by Avid and by Truevision using the same Manufacturing Documentation. Truevision and Avid shall cooperate in assigning appropriate serial numbers to Products allowing identification of the place of manufacture.

  c) TECHNICAL SUPPORT. On request by Avid, Truevision shall furnish to Avid (or its manufacturing subcontractor) a reasonable amount of technical support (not to exceed two person-weeks) in establishing manufacturing operations at a location within the United States. Thereafter, Truevision shall furnish technical manufacturing and other Product-related support at its usual and customary rates.

  (d) PCI PRODUCTS. Truevision agrees to negotiate with Avid in good faith to develop specifications for and include hereunder as Products circuit boards for use in connection with Apple PCI bus architecture based systems. The parties further agree to negotiate in good faith to have an Avid first customer ship date for such Products not later than June 1, 1995.

  (e) PERMITTED DESIGN MODIFICATIONS.

             (i) All Design Modifications shall be categorized into one of three types which are (1) Truevision Routine Changes, (2) Truevision Emergency Changes, and (3) Avid Requested Changes.

             (ii) Truevision Emergency Changes shall be all changes in design initiated by Avid or Truevision to (1) avoid intellectual property infringement, (2) allow the Products to meet design specifications in the event they do not then meet such specifications, (3) avoid the use of parts that are no longer reliably available for purchase from third party vendors, or (4) address product safety issues.

             (iii) Truevision Routine Changes shall be all changes in design initiated by Truevision that are not Truevision Emergency Changes that do not change the form, fit, or function of the then existing Product design and specifications.

             (iv) Avid Requested Changes shall be all changes in design initiated by Avid.

             (v) In the instance of Truevision's Routine Changes, Truevision shall be obligated to provide Avid with sufficient notice to allow Avid to exhaust any reasonable amount of parts on hand that would be obsolete under the new design, and to support manufacturing of the preexisting design until Avid exhausts their reasonable supply of any discontinued parts.

             (vi) In the instance of Truevision's Emergency Changes, Truevision shall give Avid as much notice as is reasonably possible and shall not be obligated to support manufacturing of the preexisting design beyond a reasonable time period.

             (vii) In the instance of Avid's Requested Changes, such changes may be implemented in Truevision's sole discretion. Except, if Avid agrees to reimburse Truevision for the reasonable costs (including opportunity costs) of providing such design changes in the form of a pre-approved amount of non recurring engineering charges to complete such design changes, Truevision shall negotiate in good faith with Avid to establish a mutually agreeable schedule for implementation of such changes.

             (viii) Regardless of the source or form of any requested engineering changes, any changes made by Truevision to the Products shall be the property of Truevision, excepting that (i) if a request is made by Avid, AND (ii) the request includes the incorporation of a design or part that is the intellectual property of Avid, AND (iii) that fact is explicitly made known at the time of the initial request or otherwise agreed to, THEN that portion of that design or the design of that part shall remain the exclusive property of Avid and Truevision shall be granted a royalty free license to use and incorporate such design and/or part into the Products, but only for sale and repair support to Avid.


  (f) ADDITIONAL RESPONSIBILITIES OF AVID.

             (i) Avid shall only manufacture Products hereunder that are incorporated by Avid into or for use on computer systems or kits for use on computer systems which Avid sells and/or licenses, whether directly, through distributors or otherwise, in a manner which shall add substantial value to such Products in the form of hardware, software, service support and/or training, which value added shall significantly augment the functions, capabilities, and marketability of the Products.

             (ii) Avid shall be responsible for securing any required U.S. export licenses relating to Products.


  (g) LICENSES SUBJECT TO PAYMENT OF ROYALTIES. The licenses granted to Avid by Truevision under this Agreement shall be subject to Avid's payment of royalties due under this Agreement.


SECTION 2.   ROYALTY PAYMENT.

  (a) PAYMENT.

             (i) Avid shall pay a royalty for Products manufactured by Avid pursuant to this Agreement within 30 days of the end of each calendar quarter in which Avid accepts completed Products from its manufacturing subcontractor(s) or Avid completes manufacturing of Products, as the case may be. The royalty payable shall be calculated as set forth on Schedule A to this Agreement.

             (ii) If Truevision fails to deliver a confirmed order for Products to Avid on or before the specified delivery date, and Avid manufactures the ordered Products, the delayed order shall be counted as if it were delivered and invoiced by Truevision on time for purposes of computing the royalty due under the Royalty Percentage Table set forth on Schedule A to this Agreement.

             (iii) Notwithstanding the immediately preceding subparagraph (ii), if the order Truevision failed to deliver on or before the specified delivery date was scheduled for delivery less than Ninety (90) days after the date the order was placed, then the amount of the delayed order shall not be counted as if it were delivered and invoiced by Truevision on time for purposes of computing the royalty due under the Royalty Percentage Table so long as Truevision used its reasonable best efforts to meet the less-than-90-day delivery schedule. Any order delayed in delivery shall count for the purposes of computing the royalty due under the Royalty Percentage Table when delivered to Avid and invoiced by Truevision.

  (b) AUDIT. Truevision shall have the right to have a firm of nationally-recognized independent certified public accountants audit Avid's relevant books and records, and those of Avid's third party manufacturing subcontractors, at Truevision's expense, no more often than twice per year and on at least five business days' prior written notice to determine whether Avid's royalty payments (if any) comply with this Section. IN the event that the audit indicates that the payments by Avid to Truevision have been Ten Percent (10%) or more lower than the correct amounts payable, then Avid shall pay the costs associated with the audit together with interest on the unpaid amounts at an interest rate of One Percent (1%) per month on the amount due but not paid.

  (c) BEST PRICE. Truevision represents and covenants that the royalty amounts payable hereunder will be no greater than the royalty amounts it is charging and will charge other customers for substantially similar products in similar quantities.

  (d) COST REDUCTION. Each of Truevision and Avid agrees to work with each other in good faith to reduce the manufacturing costs of the Products, such cooperation shall include but not be limited to using the combined purchasing volumes and relationships where appropriate.

  (e) PREPAYMENT. Upon execution of this Agreement, Avid shall pay to Truevision the sum of One Million Two Hundred Thousand Dollars ($1,200,000). Such amount shall be credited on a monthly basis to royalty payments due under this Agreement by Avid in amounts not to exceed Thirty Five Thousand Dollars ($35,000) in May of 1995 and One Hundred Sixty Seven Thousand Dollars ($167,000) per month thereafter until the entire prepayment is credited.

SECTION 3.   [INTENTIONALLY OMITTED]

SECTION 4.   [INTENTIONALLY OMITTED]

SECTION 5.   TERM.

      The term of this Agreement shall commence on the date of this Agreement first above written and shall end on the third anniversary thereof. Thereafter, this Agreement shall automatically be renewed for successive one year periods, unless either party shall have given written notice to the other at least one month prior to the date at which this Agreement would otherwise have been automatically renewed, in which case this Agreement shall terminate on such automatic renewal date, unless earlier terminated as provided herein.

SECTION 6.   WARRANTIES.

      (a) Truevision warrants and covenants that it has the right to grant to Avid the rights purported to be granted hereby and that the Manufacturing Documentation will allow a person of reasonable skill in the industry to manufacture the Products free of defects in material, workmanship and design and which will function substantially in accordance with and will conform to the applicable specifications and shall otherwise be suitable for the purposes for which they are intended (the "Product Warranty").

      (b) Truevision also warrants that the Products and each component thereof, and the manufacture, use, sale, and other distribution thereof does not and shall not infringe any patent, copyright, mask work, trademark, trade secret or other proprietary right of any third party.

      (c)    Truevision shall extend no warranty of non-infringement under this
      Section 6 to the extent: (1) infringement is attributable to Truevision's incorporation of Avid-supplied designs into the Products and (2) such claim or suit would have been avoided but for the combination, operation, or use of the Products with devices, parts, or software not supplied by Truevision or its subcontractors.

      (d) After one year from the date of delivery of any Product manufactured by Truevision and sold to Avid, or for any Product manufactured by Avid regardless of when manufactured, Truevision agrees to provide repair services for the Products. Such repair service during the term of this agreement shall be provided at Truevision's then current out of warranty repair rates, which shall not exceed the prices Avid would pay for a new Product of that type. Upon expiration of the agreement and for a term of 5 years thereafter, Truevision shall provide repair or replacement service for the Products to Avid at Truevision's then prevailing prices for such service, subject to availability of parts required to effect the repair of the defective product.


SECTION 7.   INDEMNIFICATION.

      (a) Truevision shall indemnify, hold harmless and defend Avid from and against any and all liability, loss, cost, damage, expense, or claim (including reasonable attorneys fees) incurred by or made against Avid in connection with claims that [the Products or components thereof or the manufacture, use, sale or distribution thereof infringes any patent, copyright, mask work, trademark, trade secret or other proprietary right of any third party, provided that Truevision is notified in writing of such claim within a reasonable period after Avid becomes aware of the same.

      (b) In the event that, because of a claim of infringement as described above which is not excluded by the operation of subsection (c) below, the manufacture, use, sale or distribution of any Product or component thereof furnished hereunder is or is threatened to be enjoined, Truevision shall (in addition to its obligations set forth above in the immediately preceding paragraph) at its expense and at the option of Avid, either (i) procure for Avid and its customers and distributors and their customers the right to continue such use, manufacture, distribution or sale; or (ii) redesign such Product or component thereof with a non-infringing Product or component that contains substantially the same functionality; or (iii) modify the design of such Product or component thereof so that it becomes non-infringing yet contains substantially the same functionality.

      (c) Truevision shall have no liability under this Section 7 for any claim or suit to the extent: (1) infringement is attributable to Truevision's incorporation of Avid-supplied designs into the Products and (2) such claim or suit would have been avoided but for the combination, operation, or use of the Products with devices, parts, or software not supplied by Truevision or its subcontractors.

SECTION 8.      NON-DISCLOSURE.

Each party hereto acknowledges that the transactions contemplated by this Agreement will require an exchange of confidential information, including, without limitation trade secrets, proprietary technological information and customer lists (collectively, "Confidential Information"). With respect to such Confidential Information Truevision and Avid agree as follows:

      (a) Each party shall hold in confidence all Confidential Information of the disclosing party and shall not disclose to any other person or use such Confidential Information for any purpose other than to prepare a necessary response or to perform work for the disclosing party as may be subsequently necessary. Avid may disclose confidential information of Truevision to subcontractors of Avid in order to manufacture Products for Avid pursuant to the manufacturing rights granted under this Agreement provided that Avid obtain an agreement from such third parties to maintain the confidentiality of the information.

      (b) The obligations of Subparagraph (a) above shall not apply to information which is proved using tangible evidence to:

             (i) be or have become available to the public from a source other than the receiving party;

             (ii) be or have been released in writing by the disclosing party as being no longer subject to this Agreement;

             (iii) be or have been lawfully obtained by the receiving party from a third party not subject to any nondisclosure obligation;

             (iv) have become lawfully known to the receiving party prior to such disclosure; or

             (v) have been developed by the receiving party completely independently of disclosure from the disclosing party.

Each party acknowledges that a violation of this Section would constitute irreparable damage to the disclosing party and that any remedy at law would be inadequate and thereby consents to the entry of injunctive relief against such violation.

      (c) The parties acknowledge that the receiving party shall obtain no rights of any kind in connection with trade secrets revealed to it and that any additional know-how, process, or improvements based upon the trade secrets of the disclosing party shall be subject to ownership and other rights of the disclosing party, except as may be provided in this Agreement.

      (d) Upon the written request of the disclosing party, the receiving party shall promptly return any and all materials furnished to it containing trade secrets. Without the express permission of the disclosing party, the receiving party agrees not to make or authorize the making of any copies of such information.

SECTION 9.           MARKS, ETC....

      (a) Truevision grants Avid permission to utilize the appropriate trademarks, trade names, insignia, symbols, identification and logotypes and other trade names and trademarks of Truevision ("Marks") in Avid advertising and promotion of Products provided such use conforms to Truevision's standards and guidelines, set forth in writing from time to time, with respect to but not limited to style, appearance and manner of use of Marks, including Truevision's standards and guidelines concerning acknowledgment of ownership of the Marks. Avid shall not do business under any of the Marks or derivative or variation thereof. The Marks may only be used by Avid to advertise and promote the Products themselves.

      (b) Nothing in this Agreement will create in Avid any rights in the Marks of Truevision.

SECTION 10.  TERMINATION.

      (a) Either party may terminate this Agreement by immediate written notice if the other party breaches any provision of this Agreement and does not remedy such breach within thirty (30) days after written notice thereof is given provided that no 30 day cure period shall be required if the same provision shall have been breached more than twice in any 12 month period.

      (b) Either party may terminate this Agreement forthwith by written notice in the event that the other party: (a) intentionally makes (or is discovered to have made) any material false representations, reports, or claims in connection with the business relationship of the parties; (b) engages in (or is discovered to have engaged in) fraud, criminal or negligent conduct in connection with the business relationship of the parties; or (c) becomes insolvent, or becomes involved in any liquidation or termination of business, adjudication as bankrupt, assignment for the benefit of creditors, invoking of the provisions of any law for the relief of debtors, or the filing, against a party in any similar proceedings.

      (c) Notwithstanding any other terms or provisions of this Agreement or other arrangements agreed to by the parties, termination of this Agreement shall automatically accelerate the due date of all royalties due in respect of Products such that they shall become immediately due and payable in the case of bankruptcy.

      (d) The occurrence of either of the following and failure by Truevision to cure the same after thirty (30) days written notice, constitutes a breach and is cause for termination by Avid at its option of this Agreement; provided, that such 30 day cure period shall not be required and Avid may terminate on immediate written notice if the same provision shall have been breached more than twice in any 12 month period:

             (i) Truevision fails to perform any material obligation under this Agreement or any representation or warranty of Truevision shall have been found to be false or misleading.

             (ii) Truevision becomes insolvent, files a petition in bankruptcy, or has filed against it a petition in bankruptcy and such petition has not been dismissed within sixty (60) days of such filing, makes an assignment for the benefit of creditors, or is the subject of receivership or similar proceedings.


      (e) The occurrence of any of the following and failure by Avid to cure the same after thirty (30) days written notice, constitutes a breach and is cause for termination by Truevision of this Agreement pursuant hereto; provided, that such 30 day cure period shall not be required and Truevision may terminate on immediate written notice if the same provision shall have been breached more than twice in any 12 month period:

             (i) Avid fails to perform any material obligation under this Agreement or any representation of Avid shall have been found to be false or misleading.

             (ii) Avid becomes insolvent, files a petition in bankruptcy, or has filed against it a petition in bankruptcy and such petition has not been dismissed within sixty (60) days of such filing, makes an assignment for the benefit of creditors, or is the subject of receivership or similar proceedings.

             (iii) Avid fails to make royalty payments as agreed upon and provided for in this Agreement.


SECTION 11.  MISCELLANEOUS PROVISIONS.

      (a) Any announcements or similar publicity with respect to this Agreement or the transactions contemplated herein shall be only at such time and in such manner and shall consist of such contents as both parties shall mutually determine.

      (b) Truevision and Avid agree that their relationship is not that of joint ventures, principal and agent, or franchiser and franchisee. Truevision and Avid are independent contractors acting for their own accounts and neither is authorized to make any commitment or representation, express or implied, on the other's behalf unless authorized in writing.

      (c) The waiver by either party of any breach of this Agreement by the other party in a particular instance shall not operate as a waiver of subsequent breaches of the same or a different kind. Either party's exercise or failure to exercise any rights under this Agreement in a particular instance shall not operate as a waiver of said party's right to exercise the same or different rights in subsequent instances.

      (d) The paragraph headings contained herein are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

      (e) All notices and demands of any kind, that either Truevision or Avid may be required or desire to serve upon the other party under the terms of this Agreement, shall be in writing and shall be served by personal delivery or by U.S. first class mail at the following respective addresses:

      Truevision, Inc.                  Avid Technology, Inc.
      2500 Walsh Avenue                 Metropolitan Technology Park
      Santa Clara, CA 95051             One Park West
      Attn: Chief Executive Officer     Tewksbury, MA 01876
                                        Attn: Director of Purchasing

      with a copy to:
      RasterOps
      2500 Walsh Avenue
      Santa Clara, CA 95051
      Attn: General Counsel


     Service shall be deemed complete upon such delivery. The above addresses may be changed at any time by giving written notice.

     (f) Neither party shall be responsible for failure to perform hereunder due to causes beyond its reasonable control, including, but not limited to government requirements, work stoppages, fires, civil disobedience, embargo, war, riots, rebellions, earthquakes, strikes, floods, water and the elements, inability to secure products (despite best efforts to do so), raw materials, or transport, acts of God and similar occurrences. Performance shall be resumed as soon as reasonably practicable after the cessation of such cause.

     (g) In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be unreasonable.

     (h) This agreement, together with any other documents and exhibits incorporated herein by reference, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof. Any and all written or oral agreements heretofore existing between parties pertaining to the subject matter of this Agreement are expressly canceled.

     (i) This Agreement may be executed in one or more counterparts, and all such counterparts will constitute one and the same document.

     (j) Truevision and Avid have previously entered into a Development, Manufacturing And Supply Agreement dated December 7, 1993 as amended for the manufacture and supply of Products. In the event there is a conflict between the terms of this Agreement and the Development, Manufacturing And Supply Agreement dated December 7, 1993, the terms of this Agreement shall prevail. To the extent that this Agreement has conflicting provisions, this Agreement shall be deemed a modification in writing between the parties regarding such provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their respective officers thereunto duly authorized as of the date first above written.

TRUEVISION, INC.                             AVID TECHNOLOGY, INC.


By /s/ Louis J. Doctor                       By /s/ Dennis E. Ortelli
  ---------------------------------            ---------------------------------
Name: Louis  J.  Doctor                      Name: Dennis E. Ortelli
Title:  President and Chief                  Title: Director of Purchasing
        Executive Officer

RasterOps, as the sole owner of Truevision, guarantees the full and prompt performance of all Truevision's obligations under this Agreement.

RasterOps


By: /s/ Louis J. Doctor
   -------------------------
Name: Louis  J.  Doctor

Title:  President and Chief Executive Officer

                                   SCHEDULE A

      % Mark-up      End of Ql      End OF Q2      End of Q3      End OF Q4
        From           1996           1996           1996           1996
     Avid's Cost     Run Rate       Run Rate       Run Rate       Run Rate

         57                  $0             $0             $0             $0
         56            $290,178       $312,500       $334,821       $357,143
         55            $580,357       $625,000       $669,643       $714,285
         54            $870,535       $937,500     $1,004,464     $1,071,428
         53          $1,160,714     $1,249,999     $1,339,285     $1,428,571
         52          $1,450,892     $1,562,499     $1,674,106     $1,785,713
         51          $1,741,071     $1,874,999     $2,008,928     $2,142,856
         50          $2,031,249     $2,187,499     $2,343,749     $2,499,999
         49          $2,321,427     $2,499,999     $2,678,570     $2,857,141
         48          $2,611,606     $2,812,499     $3,013,391     $3,214,284
         47          $2,901,784     $3,124,998     $3,348,213     $3,571,427
         46          $3,191,963     $3,437,498     $3,683,034     $3,928,569
         45          $3,482,141     $3,749,998     $4,017,855     $4,285,712
         44          $3,772,319     $4,062,498     $4,352,676     $4,642,855
         43          $4,062,500     $4,375,000     $4,687,500     $5,000,000
         42          $4,468,750     $4,812,500     $5,156,250     $5,500,000
         41          $4,875,000     $5,250,000     $5,625,000     $6,000,000
         40          $5,281,250     $5,687,500     $6,093,750     $6,500,000
         39          $5,687,500     $6,125,000     $6,562,500     $7,000,000
         38          $6,093,750     $6,562,500     $7,031,250     $7,500,000
         37          $6,500,000     $7,000,000     $7,500,000     $8,000,000
         36          $6,906,250     $7,437,500     $7,968,750     $8,500,000
         35          $7,312,500     $7,875,000     $8,437,500     $9,000,000
         34          $7,718,750     $8,312,500     $8,906,250     $9,500,000
         33          $8,125,000     $8,750,000     $9,375,000    $10,000,000
         32          $8,395,833     $9,041,667     $9,687,500    $10,333,333
         31          $8,666,667     $9,333,333    $10,000,000    $10,666,667
         30          $8,937,500     $9,625,000    $10,312,500    $11,000,000
         29          $9,208,333     $9,916,667    $10,625,000    $11,333,333
         28          $9,479,167    $10,208,333    $10,937,500    $11,666,667
         27          $9,750,000    $10,500,000    $11,250,000    $12,000,000
         26         $10,020,833    $10,791,667    $11,562,500    $12,333,333
         25         $10,291,667    $11,083,333    $11,875,000    $12,666,667
         24         $10,562,500    $11,375,000    $12,187,500    $13,000,000
         23         $10,833,333    $11,666,667    $12,500,000    $13,333,333
         22         $11,736,111    $12,638,889    $13,541,666    $14,444,444
         21         $12,638,888    $13,611,110    $14,583,333    $15,555,555
         20         $13,541,666    $14,583,332    $15,624,999    $16,666,665
         19         $14,444,443    $15,555,554    $16,666,665    $17,777,776
         18         $15,347,220    $16,527,776    $17,708,331    $18,888,887
         17         $16,249,998    $17,499,998    $18,749,998    $19,999,997

      % Mark-up      End of Ql      End of Q2      End of Q3      End of Q4
        From           1997           1997           1997           1997
     Avid's Cost     Run Rate       Run Rate       Run Rate       Run Rate

         57                  $0             $0             $0             $0
         56            $379,464       $401,786       $424,107       $446,428
         55            $758,928       $803,571       $848,214       $892,857
         54          $1,138,392     $1,205,357     $1,272,321     $1,339,285
         53          $1,517,856     $1,607,142     $1,696,428     $1,785,713
         52          $1,897,320     $2,008,928     $2,120,535     $2,232,142
         51          $2,276,785     $2,410,713     $2,544,642     $2,678,570
         50          $2,656,249     $2,812,499     $2,968,748     $3,124,998
         49          $3,035,713     $3,214,284     $3,392,855     $3,571,427
         48          $3,415,177     $3,616,070     $3,816,962     $4,017,855
         47          $3,794,641     $4,017,855     $4,241,069     $4,464,283
         46          $4,174,105     $4,419,641     $4,665,176     $4,910,712
         45          $4,553,569     $4,821,426     $5,089,283     $5,357,140
         44          $4,933,033     $5,223,212     $5,513,390     $5,803,568
         43          $5,312,500     $5,625,000     $5,937,500     $6,250,000
         42          $5,843,750     $6,187,500     $6,531,250     $6,875,000
         41          $6,375,000     $6,750,000     $7,125,000     $7,500,000
         40          $6,906,250     $7,312,500     $7,718,750     $8,125,000
         39          $7,437,500     $7,875,000     $8,312,500     $8,750,000
         38          $7,968,750     $8,437,500     $8,906,250     $9,375,000
         37          $8,500,000     $9,000,000     $9,500,000    $10,000,000
         36          $9,031,250     $9,562,500    $10,093,750    $10,625,000
         35          $9,562,500    $10,125,000    $10,687,500    $11,250,000
         34         $10,093,750    $10,687,500    $11,281,250    $11,875,000
         33         $10,625,000    $11,250,000    $11,875,000    $12,500,000
         32         $10,979,167    $11,625,000    $12,270,833    $12,916,667
         31         $11,333,333    $12,000,000    $12,666,667    $13,333,333
         30         $11,687,500    $12,375,000    $13,062,500    $13,750,000
         29         $12,041,667    $12,750,000    $13,458,333    $14,166,667
         28         $12,395,833    $13,125,000    $13,854,167    $14,583,333
         27         $12,750,000    $13,500,000    $14,250,000    $15,000,000
         26         $13,104,167    $13,875,000    $14,645,833    $15,416,667
         25         $13,458,333    $14,250,000    $15,041,667    $15,833,333
         24         $13,812,500    $14,625,000    $15,437,500    $16,250,000
         23         $14,166,667    $15,000,000    $15,833,333    $16,666,667
         22         $15,347,222    $16,250,000    $17,152,777    $18,055,555
         21         $16,527,777    $17,499,999    $18,472,221    $19,444,443
         20         $17,708,332    $18,749,999    $19,791,665    $20,833,332
         19         $18,888,887    $19,999,998    $21,111,109    $22,222,220
         18         $20,069,442    $21,249,998    $22,430,553    $23,611,108
         17         $21,249,997    $22,499,997    $23,749,997    $24,999,997

Avid shall pay a royalty on each unit of Product manufactured by Avid in accordance with this Agreement. The royalty shall be calculated based on a markup from Avid's Manufacturing Cost. Avid's Manufacturing Cost shall include direct manufacturing labor, and material costs of Avid or its third party manufacturer as applicable. In addition, if a third party manufacturer is used, the reasonable and customary markup of such third party manufacturer as Avid normally pays such third party shall also be included in Avid's Manufacturing Cost. Avid warrants that when calculating Avid's Manufacturing Cost when a third party manufacturer is used, the cost shall reflect Avid's cost of fully assembled, completed, tested, packed out Products that are fully marked up by such third party to reflect their overhead, material burden, and profit margin in an arms length business transaction.

For Products manufactured by or for Avid during calendar year 1995, the Mark Up percentage shall be fixed at 23%. Thereafter, at the end of each calendar quarter, Avid's purchases from Truevision (as measured by Truevision's invoicing of products to Avid or as otherwise calculated under this Agreement) during the just completed and the prior three calendar quarters shall be aggregated and the total referenced in the appropriate column from the table above to determine the Mark Up percentage applicable to that calendar quarter.

The applicable Mark Up percentage multiplied by Avid's Manufacturing Cost for each Product shall be the per unit royalty payable for the applicable Product during that quarter. Only one royalty payment per unit of Product shall be due.